EXHIBIT 10-60

Gannett Co., Inc.
Clawback Policy
Effective December 9, 2015, as revised on December 7, 2018

The Board of Directors (the “Board”) of Gannett Co., Inc. (the “Company”) believes it is appropriate for the Company to adopt the following clawback policy (the “Policy") to be applied to any Company officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, or an individual who was such a Company officer in the three year period prior to the date of the event that triggered this Policy (each, an “Executive”):
The Board may decide to apply the Policy to any Executive in the following circumstances:

•
The Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement as a result of Misconduct by an Executive (hereinafter referred to as a “Restatement Event”). For purposes of this policy, "Misconduct" shall mean fraud, intentional misconduct or gross negligence, as determined in the sole discretion of the Board (or designated Committee);

•
The Board’s (or designated Committee’s) determination that an Executive engaged in (1) fraud, theft, misappropriation, embezzlement or misrepresentation, (2) gross negligence including in a supervisory capacity or material violations of Company policies that result in material financial or reputational harm to the Company, or (3) violations of post-employment restrictive covenants (collectively hereinafter referred to as a “Material Detriment Event”); or

•
An Executive is terminated from employment by the Company due to a felony conviction (including a plea of guilty or of nolo contendere), which is directly and materially harmful to the business or reputation of the Company (hereinafter referred to as a “Felony Event”).

In the event the Policy is applied, then the Board (or a Board committee designated by the Board) may take any or all of the following actions with respect to an Executive:

(i)
for a Restatement Event, require the reimbursement and/or forfeiture of any bonus, incentive compensation, or equity-based compensation (collectively “Incentive Compensation”) paid to the Executive in excess of what would have been paid absent the restatement;

(ii)	for a Material Detriment Event, with respect to any Executive whose actions triggered the Material Detriment Event, require the reimbursement and/or forfeiture of any Incentive Compensation vested or paid to such Executive during a 12 month period, as determined by the Board, after the Executive first engaged in an act that related to the Material Detriment Event (as well as any profits realized, directly or indirectly, from the sale of Company securities during such period); and

(iii)
for a Felony Event, with respect to the Executive who is terminated in connection with the Felony Event, require the reimbursement and/or forfeiture of any Incentive Compensation paid to such Executive during the 12 month period prior to the Executive’s termination (as well as any profits realized, directly or indirectly, from the sale of Company securities during such period).

In determining whether to require reimbursement or forfeiture and, if so, the amount of such reimbursement or forfeiture, the Board (or Board committee) shall take into account such factors as it deems appropriate, including (A) whether any bonus, incentive or equity compensation earned with respect to the period covered by the restatement was based on the achievement of specified performance targets and, if so, whether any such compensation would have been reduced had the financial results been properly reported at the time such compensation was determined, (B) the extent and nature of the Executive’s involvement in and accountability for (1) the Misconduct that directly or indirectly resulted in the need to prepare the restatement, or (2) the conduct that caused a material detriment to the Company’s financial results as filed with the SEC, (C) the likelihood of success in seeking reimbursement or forfeiture under governing law relative to the effort involved, (D) whether the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company in any related proceeding or investigation, or otherwise, (E) whether the expense of seeking reimbursement or forfeiture is likely to exceed the amount sought or likely to be recovered, (F) the passage of time since the occurrence of the act in respect of the applicable conduct that triggers this Policy, (G) any pending or threatened legal proceeding relating to the applicable conduct that triggers this Policy, and any actual or anticipated resolution (including any settlement) relating thereto, (H) the tax consequences to the affected Executive and (I) such other factors as it may deem appropriate under the circumstances.
Before the Board (or Board committee) determines to seek recovery pursuant to this Policy, it shall provide to the applicable executive officer written notice and the opportunity to be heard, at a meeting of the Board (or Board committee), which may be in-person or telephonic, as determined by the Board (or Board committee).
Any determination of the Board (or Board committee) shall be conclusive and binding on the Company and the applicable Executives. The determination of the Board (or Board committee) need not be uniform with respect to one or more Executives.
To the extent permitted by applicable law, the Company may enforce the recoupment of any or all amounts determined to be recoverable under this Policy by withholding future payment of incentive compensation or salary, canceling outstanding stock-based awards (whether or not then vested) or the scheduled grant of future stock-based awards, seeking reimbursement of previously paid incentive compensation, demanding direct cash payment, reducing compensation owed by the Company to the Executive, and/or such other means determined by the Board (or Board committee). The Company’s right of recoupment under this Policy is in addition to any remedy available to the Company with respect to any Executive, including, but not limited to, disciplinary action up to and including termination of employment, the initiation of civil or criminal proceedings, and any right to repayment under applicable law.
This Policy shall apply to bonus, incentive and equity compensation awarded to each Executive (while such individual is an Executive) and to any profits realized from the sale of Company securities, from and after the date of adoption of this Policy by the Board.